QUEST CAPITAL MARKETS, INC.
169 COMMACK ROAD, SUITE 346
COMMACK, NY 11725

April 8, 2010

Millennium Prime, Inc.
6538 Collins Avenue, Suite 262
Miami Beach, Florida 33141

Re:	Indebtedness, assigned by Steven Horowitz to Quest Capital Markets, Inc. (“Quest”) on December 23, 2009

Gentlemen:

On or about December 23, 2009,  Quest acquired $769,635 of indebtedness (the “Debt”) due by Millennium Prime, Inc. (the “Company”).  Included in such Debt was certain convertible notes/debentures originally issued to Turquoise Partners and Ocean Drive Partners and a convertible promissory note due Steven Horowitz (collectively referred to as “Debt Instruments”). As of March 31, 2010 the total amount of debt including accrued and unpaid interest is $789,381. The Company received a Notice of Default from Quest and has informed Quest that it will not be able to satisfy the Debt which is due on demand.  Accordingly, the Company is in default.

The purpose of this letter is to set forth the mutual understanding of Quest and the Company with respect to restructuring the Debt by the Company of the outstanding balance due Quest and the agreement of Quest to forbear from exercising certain rights granted under the notes/debentures that were included in the assignment of such Debt to Quest..

The Company, in consideration of the Quest’s agreement to forbear from exercising their rights under the several notes/debentures, agrees to reduce the Conversion Price on the aggregate indebtedness to $.001 per share.

Quest agrees that, for the period commencing from the date of this letter and ending July 31, 2010, they will not exercise the rights granted to him upon an Event of Default as defined in the Debt Instruments.  Nothing contained in this letter shall be interpreted to constitute a waiver by Quest of any rights it may have upon an Event of Default as defined in the Debenture.

The forbearance granted by Quest in this letter shall expire on July 31, 2010.

If this letter accurately sets forth the understanding of the Company as to the impending Default under the notes and debentures evidencing the Debt, please acknowledge such by signing in the space provided below and returning the copy to me.

[SIGNATURE PAGE TO FOLLOW]

QUEST CAPITAL MARKETS, INC.

By:
Frank Franco, Managing Member

Agreed and accepted this ____ day of
April, 2010

MILLENNIUM PRIME, INC.

By:
John Marchese, CEO